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FOR IMMEDIATE RELEASE                          CONTACT: Rod Dorsey
                                                        Predictive Systems, Inc.
                                                        212-659-3468



       PREDICTIVE SYSTEMS COMPLETES SYNET SERVICE CORPORATION ACQUISITION

         New York, NY - October 17, 2000 - Predictive Systems, Inc. (NASDAQ:
PRDS), a leading network infrastructure consulting firm, today announced that the closing of its previously announced acquisition of Synet Service Corporation, a Minneapolis-based consulting firm, was completed today. Pursuant to this acquisition, Predictive Systems issued approximately 2,161,921 common shares and paid approximately $8,381,079 million in cash in exchange for all outstanding Synet shares and outstanding options.

About Synet Service Corporation

Synet Service Corporation is a network and systems management consulting firm that works with leading organizations to cost-effectively improve the availability and reliability of e-commerce applications and network infrastructure. Synet's practice areas include network and systems management, asset management, problem and fulfillment management, and knowledge management.

About Predictive Systems

Predictive Systems, Inc. (NASDAQ: PRDS) is a leading network infrastructure consulting firm focused on building fast, reliable, secure networks for service providers and global enterprises. The firm's BusinessFirst approach maps technology solutions to business goals. Predictive Systems' clients include Bear Stearns, Cisco Systems, DLJdirect, First Union National Bank, Pfizer, Qwest Communications, and WorldCom. Headquartered in New York City, Predictive Systems has regional offices throughout the United States. In Europe, it has offices in London and Amsterdam.

For additional information, please contact Predictive Systems at 1-800-770-4958 or visit its home page at www.predictive.com.

Predictive Systems, the Predictive Systems logo, BusinessFirst, e-frastructure, e-readiness, and e-xplain are trademarks or registered trademarks of Predictive Systems, Inc. All other brands or product names are trademarks or registered trademarks of their respective companies.

This press release contains statements of a forward-looking nature relating to future events or future financial results of Predictive Systems. Investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, investors should specifically consider various factors that could cause actual events or results to differ materially from those indicated from such forward-looking statements, including the matters set forth in Predictive Systems' reports, Predictive Systems' ability to integrate the operations of Synet into its operations, Predictive Systems' ability to realize the expected benefits from the acquisition, Predictive Systems' ability to maintain its position in the industry and other documents filed from time to time with the Securities and Exchange Commission.

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